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                         SANFORD C. BERNSTEIN & CO., LLC

                A subsidiary of Alliance Capital Management L.P.

                                 CODE OF ETHICS

Sanford C. Bernstein & Co., LLC ("Bernstein") is a wholly-owned subsidiary of Alliance Capital Management L.P. ("Alliance") The Bernstein Code of Ethics is currently comprised of Alliance Code of Ethics and Statement of Policy and Procedures Regarding Personal Securities Transactions (the "Alliance Code of Ethics") (page 1) and certain additional rules of conduct and trading restrictions that are specifically applicable to all employees of Bernstein, certain employees of Alliance departments which handle Bernstein brokerage accounts, and registered individuals of Bernstein (collectively "SCB Covered Persons") (page 19)

                                                                       June 2003